Exhibit 10.18a

FIRST AMENDMENT TO

THE

MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE MANAGEMENT AGREEMENT (this “Amendment”), effective as of June 10, 2003, is made by and between The Wiser Oil Company, a Delaware corporation (the “Company”), and Wiser Investment Company, LLC, a Delaware limited liability company (“WIC”).

W I T N E S S E T H :

WHEREAS, the Company and WIC are the parties to that certain Management Agreement dated as of May 26, 2000 (the “Management Agreement”), whereby the Company engages WIC and WIC agrees to provide management and transaction advisory services to the Company during the Term of the Management Agreement; and

WHEREAS, the parties hereto desire to enter into this Amendment in order to amend the Management Agreement in certain respects so as to change the renewal of the term of the Management Agreement and the amount of the Management Fee;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Management Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and WIC hereby agree as follows:

1. Certain Definitions. Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Management Agreement.

2. Term. Section 2 of the Management Agreement is hereby amended to read in its entirety as follows:

2. TERM. The initial term of this agreement shall continue until the second anniversary of the date hereof. Upon the expiration of the initial term, this Agreement shall automatically renew for successive one month terms unless terminated by either party by written notice delivered at least 15 days prior to the expiration of the then-current term.

3. Compensation. Section 5 of the Management Agreement is hereby amended in its entirety to read as follows:

5. COMPENSATION. As compensation for WIC’s continuing services under this Agreement, the Company shall pay to WIC an annual fee of $300,000 (the “Management Fee”). The Management Fee shall be payable in monthly installments on the fifteenth (15th) day of each month during the term of this Agreement (each a “Payment Date”), beginning with the first Payment Date following the date hereof. The amount of each such monthly installment shall be $25,000 (the “Monthly Fee Amount”) prorated on a daily basis for any partial calendar month during the term of this Agreement. Effective as of the June 15, 2003 Payment Date, the Management Fee shall be increased to an annual fee of $600,000 and each Monthly Fee Amount shall be increased to $50,000 prorated on a daily basis for any partial calendar month during the term of this Agreement.

4. Ratification of Management Agreement. The Management Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

5. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on this July 28, 2003.

THE WISER OIL COMPANY

By:	/s/ A. Wayne Ritter
A. Wayne Ritter, President

WISER INVESTMENT COMPANY, LLC

By:	/s/ Douglas P. Heller
Douglas P. Heller, Manager